UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                         SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                      (Amendment No. 3)*

                       Thermatrix Inc.
                __________________________________
                       (Name of Issuer)

                         Common Stock
                 ______________________________
                 (Title of Class of Securities)

                         883550 10 5
                   ________________________
                         CUSIP Number

                       February 15, 2001
        _______________________________________________________
        (Date of Event Which Requires Filing of this Statement)

       ____________________________________________________________

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
       [X ] Rule 13d-1 (b)
       [  ] Rule 13d-1 (c)
       [  ] Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 883550 10 5                                      Page 2 of 8

_____________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Technology Funding Partners III, LP
_____________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)  [  ]
                                                (b)  [ X]
_____________________________________________________________________________
(3)  SEC USE ONLY

_____________________________________________________________________________
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
_____________________________________________________________________________

                        (5)  SOLE VOTING POWER               -0-
NUMBER OF SHARES
BENEFICIALLY OWNED      (6)  SHARED VOTING POWER         65,970
BY EACH REPORTING
PERSON WITH             (7)  SOLE DISPOSITIVE POWER          -0-

                        (8)  SHARED DISPOSITIVE POWER     65,970
_____________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    65,970
_____________________________________________________________________________
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                    [  ]
_____________________________________________________________________________
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.84%
_____________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*

                    PN
_____________________________________________________________________________

CUSIP No. 883550 10 5                                          Page 3 of 8

____________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Technology Funding Venture Partners IV, An Aggressive Growth Fund, LP
_____________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)  [  ]
                                                (b)  [X ]
_____________________________________________________________________________
(3) SEC USE ONLY

_____________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
_____________________________________________________________________________

                       (5)  SOLE VOTING POWER                      -0-
NUMBER OF SHARES
BENEFICIALLY OWNED     (6)  SHARED VOTING POWER              1,105,847
BY EACH REPORTING
PERSON WITH            (7)  SOLE DISPOSITIVE POWER                 -0-

                       (8)  SHARED DISPOSITIVE POWER         1,105,847
_____________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,105,847
_____________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                             [  ]
_____________________________________________________________________________
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    14.14%
_____________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*

                    PN
_____________________________________________________________________________

CUSIP No. 883550 10 5                                     Page 4 of 8

_____________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Technology Funding Inc.
_____________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [  ]
                                                            (b)  [ X]

_____________________________________________________________________________
(3) SEC USE ONLY

_____________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                    California
_____________________________________________________________________________

                       (5)  SOLE VOTING POWER                       -0-
NUMBER OF SHARES
BENEFICIALLY OWNED     (6)  SHARED VOTING POWER               1,171,817
BY EACH REPORTING
PERSON WITH            (7)  SOLE DISPOSITIVE POWER                  -0-

                       (8)  SHARED DISPOSITIVE POWER          1,171,817
_____________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,171,817
_____________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                   [  ]
_____________________________________________________________________________
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    14.98%
_____________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*

                    IA,CO
_____________________________________________________________________________

CUSIP No. 883550 10 5                                     Page 5 of 8

_____________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Technology Funding Ltd.
_____________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [  ]
                                                            (b)  [ X]
_____________________________________________________________________________
(3)  SEC USE ONLY

_____________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                    California
_____________________________________________________________________________

                       (5)  SOLE VOTING POWER                        -0-
NUMBER OF SHARES
BENEFICIALLY OWNED     (6)  SHARED VOTING POWER                1,171,817
BY EACH REPORTING
PERSON WITH            (7)  SOLE DISPOSITIVE POWER                   -0-

                       (8)  SHARED DISPOSITIVE POWER           1,171,817
_____________________________________________________________________________
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,171,817
_____________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                   [  ]
_____________________________________________________________________________
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    14.98%
_____________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*

                    IA,CO
_____________________________________________________________________________

CUSIP No. 883550 10 5                                         Page 6 of 8

_____________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Charles R. Kokesh
_____________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [  ]
                                                            (b)  [ X]

_____________________________________________________________________________
(3) SEC USE ONLY

_____________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States of America
_____________________________________________________________________________

                       (5)  SOLE VOTING POWER                         -0-
NUMBER OF SHARES
BENEFICIALLY OWNED     (6)  SHARED VOTING POWER                 1,171,817
BY EACH REPORTING
PERSON WITH            (7)  SOLE DISPOSITIVE POWER                    -0-

                       (8)  SHARED DISPOSITIVE POWER            1,171,817
_____________________________________________________________________________
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,171,817
_____________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                   [  ]
_____________________________________________________________________________
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    14.98%
_____________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*

                    IA,CO
_____________________________________________________________________________

CUSIP No. 883550 10 5                                      Page 7 of 8

_____________________________________________________________________________
(1)  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Peter F. Bernardoni
_____________________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [  ]
                                                            (b)  [ X]
_____________________________________________________________________________
(3) SEC USE ONLY

_____________________________________________________________________________
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States of America
_____________________________________________________________________________

                       (5)  SOLE VOTING POWER                        -0-
NUMBER OF SHARES
BENEFICIALLY OWNED     (6)  SHARED VOTING POWER                1,171,817
BY EACH REPORTING
PERSON WITH            (7)  SOLE DISPOSITIVE POWER                   -0-

                       (8)  SHARED DISPOSITIVE POWER           1,171,817
_____________________________________________________________________________
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,171,817
_____________________________________________________________________________
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                   [  ]
_____________________________________________________________________________
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    14.98%
_____________________________________________________________________________
(12)  TYPE OF REPORTING PERSON*

                    IA,CO
_____________________________________________________________________________

CUSIP No. 883550 10 5                                     Page 8 of 8

Item 1.
(a) Name of Issuer: Thermatrix Inc.

(b) Address of Issuer's Principal Executive Offices:
    2025 Gateway Place, Suite 132, San Jose, CA  95110-1005


Item 2.
(a) Name of Person(s) Filing:

Technology Funding Partners III, LP
Technology Funding Venture Partners IV, An Aggressive Growth Fund, LP Technology Funding, Inc.
Technology Funding, Ltd.
Charles R. Kokesh
Peter F. Bernardoni

(b) Address of Principal Business Office:
    2000 Alameda de las Pulgas, Suite 250, San Mateo, California,  94403


(c) Citizenship:
    United States

(d) Title of Class of Securities:
    Common Stock

(e) CUSIP Number:
    883550 10 5


Item 3.
If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)[ ]Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)[ ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)[ ]Insurance company as defined in section 3(a)(19) of the Act
     (15 U.S.C. 78c).
(d)[ ]Investment company registered under section 8 of the Investment
      Company Act of 1940 (15 U.S.C. 80a-8).
(e)[ ]An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
(f)[ ]An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
(g)[ ]A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
(h)[ ]A savings associations as defined in Section 3(b) of the Federal
      Deposit Insurance Act (12 U.S.C. 1813);
(i)[ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
      (15 U.S.C. 80a-3);
(j)[X]Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.
Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned:  1,171,817
(b) Percent of class:  14.98%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote                         -0-
(ii) Shared power to vote or to direct the vote                1,171,817
(iii) Sole power to dispose or to direct the disposition of          -0-
(iv) Shared power to dispose or to direct the disposition of   1,171,817


Item 5.
Ownership of Five Percent or Less of a Class

Not Applicable


Item 6.
Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable


Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable


Item 8.

Identification and Classification of Members of the Group

Technology Funding Ltd. and Technology Funding Inc. are the investment advisers to Technology Funding Partners III, L.P., and Technology Funding Venture Partners IV, An Aggressive Growth Fund, LP (the "Funds"). Mr. Kokesh is the general partner of Technology Funding Ltd. Mr. Kokesh and Mr. Bernardoni are officers of Technology Funding Inc., the shareholder of the Funds.


Item 9.
Notice of Dissolution of Group

Not Applicable


Item 10.
Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 15, 2001              Technology Funding Partners III, LP

                                        By:     Technology Funding Inc.,
                                                Managing General Partner

                                        By:      /s/  Charles R. Kokesh
                                                 Charles R. Kokesh
                                                 Chief Executive Officer

Dated:   February 15, 2001              Technology Funding Venture Partners IV,
                                        An Aggressive Growth Fund, LP

                                        By:     Technology Funding Inc.,
                                                Managing General Partner

                                        By:     /s/  Charles R. Kokesh
                                                Charles R. Kokesh
                                                Chief Executive Officer

Dated:   February 15, 2001             Technology Funding Inc.
                                       A California Corporation

                                       By:      /s/  Charles R. Kokesh
                                                Charles R. Kokesh
                                                Chief Executive Officer


Dated:   February 15, 2001             Technology Funding Ltd.
                                       A California Limited Partnership

                                       By:      /s/  Charles R. Kokesh
                                                Charles R. Kokesh
                                                Managing General Partner

Dated:   February 15, 2001            By:      /s/  Charles R. Kokesh
                                               Charles R. Kokesh

Dated:   February 15, 2001            By:      /s/  Peter F. Bernardoni
                                               Peter F. Bernardoni